Exhibit 5.2

450 LEXINGTON AVENUE NEW YORK, NY 10017	1600 EL CAMINO REAL MENLO PARK, CA 94025	MESSETURM 60308 FRANKFURT AM MAIN
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1300 I STREET, N.W. WASHINGTON, D.C. 20005	650 752 2000 FAX 650 752 2111	MARQUÉS DE LA ENSENADA, 2 28004 MADRID
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99 GRESHAM STREET LONDON EC2V 7NG	WRITER’S DIRECT	1-6-1 ROPPONGI MINATO-KU, TOKYO 106-6033
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15, AVENUE MATIGNON 75008 PARIS		3A CHATER ROAD HONG KONG

August 2, 2006

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

We have acted as counsel to FedEx Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale from time to time of the Company’s (i) shares of common stock, par value $0.10 per share, (ii) senior debt securities (the “Debt Securities”) that shall be fully and unconditionally guaranteed by each of Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight East, Inc., FedEx Kinko’s Office and Print Services, Inc., FedEx Corporate Services, Inc., FedEx Customer Information Services, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. (collectively, the “Guarantors”), and (iii) guarantees of debt securities (the “Guarantees”) by the Guarantors. The Debt Securities are to be issued pursuant to an indenture among the Company, the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as may be supplemented or amended from time to time (the “Indenture”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

(1) When the Indenture has been duly authorized, executed and delivered by the Trustee, the Company and the Guarantors, the specific terms of a particular Debt Security have been duly authorized and established in accordance with the Indenture and such Debt Security has been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, such Debt Security will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights and equitable principles of general applicability.

(2) When the Indenture has been duly authorized, executed and delivered by the Trustee, the Company and the Guarantors, the specific terms of a particular Debt Security have been duly authorized and established in accordance with the Indenture and such Debt Security has been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, the Guarantees relating to such Debt Security will constitute valid and binding obligations of the Guarantors enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that (i) the Board of Directors shall have duly established the terms of such Debt Securities and duly authorized the issuance and sale of such Debt Securities and such authorization shall not have been modified or rescinded, (ii) the Registration Statement shall have been deemed or declared effective and such effectiveness shall not have been terminated or rescinded and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities. We have also assumed that none of the terms of any Debt Security to be established subsequent to the date hereof, nor the issuance and delivery of such Debt Security, nor the compliance by the Company or the Guarantors with the terms of such Debt Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantors, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon for any other purpose or furnished to any other person without our prior written consent.

Very truly yours,

/s/ DAVIS POLK & WARDWELL